                      AMERICAN BUSINESS FINANCIAL SERVICES   Filed Pursuant
                                INVESTMENT NOTES             to Rule 424(B)(3)
                                                             File No. 333-63859
                           Prospectus Supplement Dated
                                 April 29, 1999.

                                    Preferred
                                      Bonus
                                     Program

                     Rates For Investment Notes of $1,000.

          BEGIN EARNING THESE HIGH RATES:                                   TAKE ADVANTAGE OF THESE BONUSES:

                                                                    *INVESTOR
     TERM              RATE        ANNUAL YIELD                       BONUS          BONUS RATE        BONUS YIELD
3 to 5 Months          7.75%           8.05%                            --               --                --
6 to 11 Months         8.05%           8.38%                            --               --                --
12 to 17 Months        8.70%           9.08%                            --               --                --
18 to 23 Months        8.80%           9.19%                           .25%             9.05%              9.47%
24 to 29 Months        9.00%           9.41%                           .25%             9.25%              9.69%
30 to 35 Months        9.50%           9.96%                           .25%             9.75%             10.24%
36 to 47 Months        9.10%           9.52%                           .25%             9.35%              9.80%
48 to 59 Months        9.35%           9.80%                           .25%             9.60%             10.08%
60 to 83 Months       10.40%          10.95%                           .25%            10.65%             11.23%
84 to 119 Months      10.50%          11.06%                           .25%            10.75%             11.34%
120 Months            11.00%          11.62%                           .25%            11.25%             11.90%
Money
Market Notes**         6.15%           6.34%*

                      Minimum for Investment Notes: $1,000

                     Minimum for Money Market Notes: $1,000

                                 [LOGO OMITTED]
                   AMERICAN BUSINESS FINANCIAL BUSINESS, INC.

 BalaPointe Office Centre o 111 Presidential Boulevard o Bala Cynwyd, PA 19004
              2255 Glades Road o Suite 311E o Boca Raton, FL 33432
             2425 E. Camelback Road o Suite 1065 o Phoenix, AZ 85016

  American Business Financial Services, Inc. is a NASDAQ listed Company (ABFI)

* An offer can only be made by the Prospectus dated October 20, 1998, delivered in conjunction with this Rate Supplement dated April 29, 1999. See "Risk Factors" for a discussion of certain factors which should be considered in connection with an investment in the Notes.

* The Effective Annual Yield assumes all interest reinvested daily at the stated rate. The ratios for the Investment Notes are available through May 24, 1999.

                            ABFS MONEY MARKET NOTES
                             NEW REDEMPTION OPTION

o Holders of ABFS Money Market Notes may order payable through drafts from the Company to redeem Money Market Notes and access their funds. Formally, holders of Money Market Notes could redeem their notes by providing a written request to the Company.

o Holders of ABFS Money Market Notes may redeem their Notes through drafts from the Company to access their funds. Holders of Money Market Notes may write up to three checks per calendar month. Each check must be drawn for an amount of $500 or more. A check may not be redeemed at Prime Bank. At the sole discretion of the Company, check writing capabilities may be deferred for up to 30 days with new ABFS Money Market Notes. In such event, the Money Market Notes may be redeemed upon 10 business days written notice to the Company.

o We will extend all reasonable efforts to verify the drawer signatures that appear on ABFS Money Market Note checks. However, if checks are lost, stolen or otherwise held or used by an unauthorized individual, the rightful holder of the ABFS Money Market Note checks must notify the Company within 24 hours; otherwise the Company will not be responsible for any misappropriation of the underlying funds.

o Fees will be assessed in connection with checks written on ABFS Money Market Notes as follows:

     Stop Payment                       $20
     Not Sufficient Funds (NSF)         $30
     Excess Check (over 3 per month)    $10
     Check Book                         $10
     Check Photography                  $ 5
     Account Research                   $ 5

     These fees may be changed at the discretion of the Company.